Exhibit 4.15

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

2023年3月版

Serial Number: DGSX2023062962

Credit Line Agreement

Recipients: Xiamen Pupu Culture Co., Ltd., Huang Zhuoqin, Wei Lia _______________________________

Creditor: Xiamen Bank Co., Ltd. ________________________________________

In accordance with the provisions of relevant laws and regulations such as the “Commercial Bank Law of the People’s Republic of China”, both parties, based on the principles of equality, voluntariness, good faith and credit, have reached an agreement through consultation and specially entered into this agreement and shall abide by it jointly.

Part One General Terms

The first credit line business scope and classification

1.1	Scope of credit granting business

Under this agreement, the trustee may apply to the grantor for working capital loans, fixed asset loans, bank acceptance bills, guarantee business, trade financing, discounting of commercial acceptance bills, agency derivatives trading and other individual credit business (including but not limited to factoring business). The individual credit business under this agreement may include both single credit business and credit lines.

(1)	The working capital loan business under this agreement refers to the borrowing of local and foreign currency funds by the borrower from the lender for the borrower’s daily production and business turnover.

(2)	The fixed asset loan business under this agreement refers to the loan granted by the lender to the borrower for the borrower’s purchase of commercial real estate,

Foreign and domestic currency loans for the construction and renovation of machinery and equipment or factories, decoration of business premises, or other fixed asset investments accepted by the grantee.

(3)	The bank acceptance bill business under this agreement refers to the bill financing where the debtor who has opened a deposit account with the lender issues the bill, applies to the lender for acceptance review and approval, and guarantees to unconditionally pay the determined amount to the holder on the designated date.

(4)	The guarantee business under this agreement refers to the application made by the beneficiary to the grantor. The grantor provides joint guarantee and guarantee for the financing, bidding, contract performance, etc. of the beneficiary or the designated third party in the form of opening a bank guarantee, issuing a guarantee commitment, signing a guarantee contract, etc.

(5)	The trade financing business referred to in this agreement means that the beneficiary applies to the grantor, and the grantor provides the beneficiary with one or more of the following services: opening international letter of credit (i.e., irrevocable documentary letter of credit) business, opening domestic letter of credit business, opening guarantee/standby letter of credit business, packing loan business, export forfaiting business, import forfaiting business, import advance payment business, domestic advance payment business, export OA accounts receivable financing business, domestic letter of credit seller’s forfaiting business, domestic letter of credit buyer’s forfaiting business, and other international or domestic trade financing businesses.

(6)	The commercial acceptance bills guaranteed and discounted as referred to in this agreement include two situations: guaranteed and discounted for the acceptor refers to the credit business in which the creditor undertakes to handle the discount for the commercial acceptance bills issued and accepted by the debtor and held by the discount applicant who meets the requirements within a certain period and limit; guaranteed and discounted for the holder refers to the credit business in which the creditor undertakes to handle the discount for the commercial acceptance bills held by the debtor and meeting the requirements within a certain period and limit.

(7)	The term “agency trading of derivative products” as referred to in this agreement refers to the business where the trustee acts as the client and entrusts the grantor to conduct the trading of derivative products on a voluntary risk-bearing basis; derivative products refer to a financial contract whose value depends on one or more underlying assets or indices. The basic types of contracts include futures, swaps (exchanges), options, etc., and structured derivative instruments with one or more of the above characteristics.

1.2 Classification of Credit Granting Businesses

(1)	Borrowing and financing business: Working capital loan business, fixed asset loan business under this agreement, as well as packaging loan business, export forfaiting business, import forfaiting business, import advance payment business, domestic advance payment business, export OA accounts receivable financing business, domestic letter of credit seller’s forfaiting business, and domestic letter of credit buyer’s forfaiting business in trade financing business

The following are collectively referred to as borrowing and financing businesses.

(2)	Bank credit business: The bank acceptance bill business, guarantee business under this agreement, as well as the business of opening international letters of credit, opening domestic letters of credit, opening guarantee/standby letters of credit, etc. in trade financing business shall hereinafter be collectively referred to as bank credit business.

The second credit line

2.1	The grantor agrees to provide the grant amount to the grantee under this agreement. The details of the grant amount are stipulated in Article 22 of this agreement. When the grant is in multiple currencies under this agreement, the amount stipulated in Article 22 of this agreement is the total amount in both local and foreign currencies.

Article 3 Service Life of the Credit Line

3.1	The term of use of the credit line under this agreement is detailed in Article 23 of this agreement. The recipient shall apply to the creditor for a single credit business under the credit line within the term of use of the credit line. If the recipient applies to the creditor beyond the term of use of the credit line, the creditor has the right to refuse.

3.2	When the term of use of the credit line agreed in this agreement expires, if both parties reach an agreement through consultation and the creditor agrees to continue to provide the credit line to the debtor, both parties shall sign a separate written agreement.

3.3	The expiration of the term of use of the credit line does not affect the legal effect of this agreement and does not constitute the termination event of this agreement. The individual credit business that both parties have conducted in accordance with this agreement shall continue to be performed in accordance with the provisions of this agreement and the relevant individual credit documents. The rights and obligations that have occurred shall be fulfilled.

Article 4 Use of Credit Line

4.1	Any agreement on the credit limit in this agreement and the individual credit approval documents under this agreement shall not indicate that the creditor must actually grant credit to the debtor in accordance with the agreed limit. The creditor has the right to adjust the credit limit based on the actual situation. The debtor irrevocably agrees and confirms that within the term of use of the credit limit of this agreement, for each application of the debtor, the creditor has the right to approve whether to grant credit on a case-by-case basis based on the actual internal and external situation (including but not limited to factors such as external regulatory requirements, the creditor’s internal credit policy, approval opinions, implementation of guarantee conditions, or the creditor’s capital liquidity).

4.2	As of the effective date of this Agreement, based on the previously valid “Credit Line Agreement” or similar agreements and their individual credit granting documents, the credit balance that the recipient has incurred with the creditor shall be consolidated and regarded as the credit granted under this Agreement, and occupy the credit limit under this Agreement. In cases stipulated in Article 4. 3 of this Agreement, the credit limit under this Agreement shall not be occupied.

4.3	Unless otherwise agreed by both parties, the credit amount corresponding to the guarantee provided by the trustee and the third party in the form of a guarantee deposit, certificate of deposit (to be opened with the creditor), structured deposit wealth management product or structured deposit product as pledge guarantee shall not be included in the credit limit under this agreement. However, this part of the credit is still subject to the constraints of this agreement, and the corresponding credit documents signed for it still belong to the individual credit documents under this agreement and constitute an integral part of this agreement.

4.4	In the event of multiple trustees jointly incurring debts under this agreement, any trustee may apply to the creditor for a single credit business under this agreement independently without notifying or obtaining the consent of other trustees. Any credit balance incurred by any trustee under this agreement shall be included in the total credit balance under this agreement, and all trustees shall bear joint and several liabilities for the above-mentioned total credit balance.

Article 5 Documents to be Signed for a Single Credit Line Business

5.1	The recipient shall submit the corresponding application and/or loan to the lender when applying to the lender for a single credit business under this agreement

The loan receipt and/or the corresponding contract/agreement signed with the lender (collectively referred to as the individual credit grant document). The above-mentioned individual credit grant documents are all annexes to this agreement, constitute an integral part of this agreement, and have the same legal effect as this agreement.

5.2	The individual credit granting document shall have all or some of the following contents, and this is not limited to:

(1)	The type, credit amount, term and purpose of the individual credit granting business;

(2)	The borrowing interest rate, interest rate adjustment method and settlement method of the individual credit business;

(3)	The payment method of the borrowed funds for the individual credit business;

(4)	The expenses to be paid and the payment methods for applying for individual credit business;

(5)	The repayment method of the individual credit business;

(6)	Opening and management of the bank account of the addressee;

(7)	Other contents that should be present as stipulated by national laws and regulations.

5.3	In the event of inconsistency in the agreements on the specific contents of the borrowing and financing business under this agreement as stipulated in different individual credit granting documents, the agreement in the borrowing slip (if there is no borrowing slip for specific business of bank credit type, it shall be the application for specific business, and the same below) shall prevail.

Article 6 The prerequisite for conducting individual credit business

6.1	The recipient shall meet the following conditions when conducting a single credit business as entrusted by the creditor:

(1)	This agreement has come into effect;

(2)	Reserve the company’s documents, documents, seals, list of relevant personnel, signature samples related to the execution of this agreement and individual credit documents to the credit grantor, and complete the relevant vouchers;

(3)	Open the accounts necessary for conducting the individual credit business as required by the credit grantor;

(4)	Where the lender requires the provision of guarantees (including guarantees in the form of a deposit), the guarantee contract remains valid and the legal approval, registration, delivery or filing procedures have been completed;

(5)	Submit the individual credit granting documents and the relevant proof of the purpose of credit use to the credit grantor before withdrawing the funds, and handle the relevant withdrawal procedures;

(6)	Other preconditions for conducting this business as stipulated in the individual credit approval document;

(7)	Other conditions that the lender deems the borrower should meet.

The establishment of the above conditions does not mean that the grantor is obligated to disburse funds or provide bank credit when the above conditions are met. However, if the above conditions are not satisfied, the grantor has the right to reject the drawdown application of the grantee, except where the grantor agrees to disburse funds.

6.2	The application date of the first single credit business of the beneficiary under this agreement shall not exceed three months after the date of signing of this agreement; otherwise, the creditor has the right to refuse to issue and cancel all credit lines.

Article 7 Interest Accrual and Interest Rate Adjustment (Applicable to Borrowing and Financing Businesses)

7.1	The borrowing interest rate, the adjustment method of the borrowing interest rate and the settlement method of the specific borrowing and financing business under this agreement shall be stipulated in the individual credit granting document.

7.1.1	(Applicable for RMB Loans) The interest rate of the RMB loan under this agreement shall be implemented by adding/subtracting the corresponding basis points based on the latest loan market quotation rate (LPR) of the corresponding term announced by the Interbank Lending Center of the National Bank before the actual loan disbursement date (excluding the same day).

7.1.2	(Applicable to Foreign Currency Loans) The interest rate of the foreign currency loan under this agreement shall be implemented based on the latest interest rate of the corresponding term and type obtained from Reuters before 9:00 on the actual loan disbursement date (Beijing time) plus or minus the corresponding basis points.

7.2	Interest Collection

Unless otherwise agreed by both parties, the borrowing interest under this agreement shall be disbursed from the borrowing funds transferred to the borrowing receiving account as stipulated in the individual credit approval document.

Starting from the date, it is calculated based on the actual disbursement amount and the number of days of usage. Interest needs to be calculated on the settlement date and included in the current period. Interest calculation formula: Interest = Principal × Actual days × Daily interest rate. The base for calculating the daily interest rate is 360 days in a year. Conversion formula: Daily interest rate = Annual interest rate/360 (Exception: For borrowings in Hong Kong dollars, Singapore dollars and pounds, the daily interest rate = Annual interest rate/365).

7.3 Types of borrowing interest rate adjustment methods

7.3.1	Fixed interest rate refers to the implementation of the interest rate which is not affected by the adjustment of the legal interest rate or the market interest rate that may occur during the debt performance period.

7.3.2	Floating interest rate refers to the execution interest rate that may change during the debt performance period due to the adjustment of the possible legal interest rate and market interest rate, but the interest calculated based on the original execution interest rate before the agreed adjustment date will not be readjusted.

(1)	In the event that the RMB loan under this agreement is subject to floating interest rate adjustment, if it is adjusted on an annual basis, the adjustment date is the corresponding date after the full year of the loan drawdown date. If there is no corresponding date to the loan drawdown date in the month of adjustment, the last day of that month shall be the corresponding date. If it is adjusted on a quarterly basis, the adjustment dates are January 1st, April 1st, July 1st, and October 1st. If it is adjusted on a monthly basis, the adjustment date is the 1st day of each month. On the adjustment date, the lender determines the new loan interest rate based on the loan market quotation rate (LPR) of the corresponding term in the most recent period before the adjustment date (excluding the current day) and the plus/minus point value agreed in the individual credit line document under this agreement, without the need to notify the borrower separately.

(2)	In the event that the foreign currency loan under this agreement is subject to floating interest rate adjustment, if it is adjusted annually, the adjustment date is December 21 of each year; if it is adjusted quarterly, the adjustment dates are March 21, June 21, September 21, and December 21 of each year; if it is adjusted monthly, the adjustment date is the 21st of each month. On the adjustment date, the lender will readjust the loan interest rate based on the latest interest rate applicable to the same term and same interest rate type and the same plus/minus point value obtained from Reuters before 9:00 (Beijing time) on the same day, without the need to notify the borrower separately; or readjust the loan interest rate based on the latest loan interest rate corresponding to the same currency and same term as agreed in the individual credit document, without the need to notify the borrower separately.

7.4 Penalty Interest

7.4.1	If the recipient fails to repay the loan principal and interest upon the due date (including when the lender declares early maturity), the lender has the right to charge a penalty interest from the overdue date at 50% above the loan interest rate actually implemented for the individual credit business (for domestic advance payment business, it is the advance payment handling fee rate, the same below) until the recipient settles the loan principal and interest. If the recipient uses the loan funds for purposes other than the agreed ones, the lender has the right to charge a penalty interest at 100% above the loan interest rate actually implemented for the individual credit business for the loan amount used in default from the date of default until the recipient settles the loan principal and interest. If the loan interest rate actually implemented for the loan is adjusted in accordance with the provisions of this agreement and the individual credit documents, the penalty interest rate will also be adjusted accordingly. For loans that are both overdue and misappropriated, the penalty interest will be charged at the higher penalty interest rate.

7.4.2	For the interest and penalty interest that the payee fails to pay on schedule, from the overdue date, compound interest shall be collected at the penalty interest rate stipulated in Clause 7.4.1 of this agreement.

Article 8 Disbursement of Borrowed Funds (Applicable to Borrowing and Financing Businesses)

8.1	Types of Payment Methods for Borrowed Funds

8.1.1	Entrusted payment by the grantee, that is, the grantee pays the borrowed funds to the transaction counterparty of the grantee who complies with the purpose stipulated in the individual credit document through the grantee’s account based on the grantee’s withdrawal application and payment entrustment.

8.1.2	Independent payment by the recipient, that is, after the lender disburses the loan funds to the recipient’s account based on the recipient’s withdrawal application, the recipient independently pays the funds to the recipient’s transaction counterparties who comply with the purposes stipulated in the contract. After applying for withdrawal, if the recipient’s conditions such as external payment of funds and credit rating change, the lender has the right to change the payment method of the loan funds.

8.1.3

Where the payment method is changed or the amount, payee, purpose of borrowing, etc. of the external payment under the entrusted payment method are changed, the trustee

A written application for change should be provided to the lender, along with a re-application for disbursement and submission of relevant transaction materials to prove the purpose of the funds.

8.2	Payment Standards for Borrowed Funds

Under this agreement, when the single payment amount of working capital loan business and trade financing business exceeds ten million RMB, the escrow payment method must be adopted; when the single payment amount of fixed asset loan business exceeds 5% of the total investment of the project or exceeds five million RMB, the escrow payment method must be adopted. Within the above-mentioned escrow payment standards, the lender has the right to propose a stricter escrow payment standard when the borrower applies for a single credit business. If the lender believes that the borrower’s chosen payment method for the borrowed funds in the loan application does not meet the requirements, the lender has the right to change the payment method or suspend the disbursement and payment of the borrowed funds. The payment method of the borrowed funds under this agreement shall be stipulated in the relevant individual credit documents. For the funds that should be paid by escrow under the agreement, the borrower shall not make the payment independently.

8.3	Specific Requirements for Entrusted Payment of Borrowed Funds

8.3.1	In cases where the entrusted payment is adopted by the entrusted party, the entrusted party shall provide the written entrusted document for the entrusted payment, that is, authorize and entrust the entrusted party to directly disburse the borrowed funds to the account of the transaction counterparty designated by the entrusted party after the borrowed funds are transferred to the designated account of the entrusted party, which complies with the purpose stipulated in the individual credit document.

8.3.2	In cases where the entrusted payment is adopted, the entrusted party shall, upon disbursement, provide the creditor with its disbursement account, transaction counterparty account information, payment amount, and proof that the disbursement complies with the intended use stipulated in the individual credit document. The entrusted party shall ensure that all information provided to the creditor is true, complete, and valid. If the entrusted party’s failure to complete the entrusted payment obligation in a timely manner is due to the untrue, inaccurate, or incomplete transaction information provided by the entrusted party, the creditor shall not be liable, and the repayment obligation already incurred by the entrusted party under this agreement shall not be affected.

8.3.3	Execution of entrusted payments

(1)	In cases where the entrusted payment is adopted, after the entrusted party submits the entrusted payment authorization letter and relevant transaction materials, and the entrusted party is reviewed and approved, the loan funds will be disbursed to the transaction counterparties of the entrusted party through the entrusted party’s account.

(2)	If the creditor, upon review, discovers that the purpose certification materials and other relevant transaction materials provided by the debtor do not comply with the provisions of this agreement or have other flaws, it has the right to request the debtor to supplement, replace, explain or resubmit the relevant materials. Before the debtor submits the relevant transaction materials that the creditor deems qualified, the creditor has the right to refuse the disbursement and payment of the relevant funds.

(3)	If the transaction counterparty’s account bank refunds the funds, resulting in the creditor being unable to disburse the loan funds to the transaction counterparty in a timely manner as per the debtor’s payment mandate, the creditor shall not bear any liability, and the debtor’s repayment obligation arising under this agreement shall not be affected. For the funds returned by the transaction counterparty’s account bank, the debtor hereby authorizes the creditor to freeze them. In this situation, the debtor shall resubmit the payment mandate and purpose certification materials, and other relevant transaction materials.

(4)	The recipient shall not evade the entrusted payment of the lender by breaking it into smaller amounts.

8.4	After the disbursement of the loan funds, the borrower shall promptly provide the usage record of the loan funds and supporting materials for the purpose of the loan as required by the lender, including but not limited to transaction vouchers such as purchase and sale contracts, supporting materials for operating cost and expense expenditures, and other supporting materials for operating working capital expenditures, etc.

8.5	In any of the following circumstances, the lender has the right to re-determine the conditions for the disbursement and payment of the loan, or to suspend the disbursement and payment of the loan funds:

(1)	The recipient violates the provisions of this agreement by avoiding the entrusted payment of the lender in a way of breaking it into smaller amounts.

(2)	The credit status of the recipient declines or the profitability of the main business is weak;

(3)	Abnormal use of the borrowed funds;

(4)	The recipient fails to provide the usage records and materials of the borrowed funds as required by the lender in a timely manner;

(5)	The trustee pays the loan funds in violation of the provisions of this article.

Article 9 Repayment (Applicable to Borrowing and Financing Businesses)

9.1	Repayment Method

9.1.1	The repayment methods for borrowing and financing businesses under this agreement include but are not limited to the following four. The repayment method for specific businesses shall be stipulated in the individual credit approval document:

(1)	Fixed-rate interest payment and one-time repayment method: The repayment date is the maturity date of the loan, and the interest payment date is the settlement date of the individual credit approval document on the same day. The borrower pays the loan interest on schedule and repays the loan principal and remaining interest in one lump sum upon maturity.

(2)	Repayment of principal and interest method: The repayment date and the interest payment date are the maturity date of the loan. The borrower repays the principal and interest of the loan in one lump sum upon maturity.

(3)	Equal repayment method: The borrower repays the principal of the loan in equal installments. The repayment date and interest payment date are the same as the settlement date specified in the individual credit agreement. The borrower pays the principal and interest of one installment. The first repayment date is specified in the specific business application, and the last installment is due on the maturity date of the loan, where the borrower pays the remaining principal and interest. Calculation formula:

The amount of repayment of principal and interest for each period = Borrowed principal/Total repayment period + Borrowed balance × Monthly interest rate

(4)	Equal principal and interest method: The borrower repays the principal and interest of the loan in equal installments. The repayment date and interest payment date are the same as the settlement date specified in the individual credit agreement. The borrower pays the principal and interest of one installment. The first repayment date is specified in the specific business application, and the last installment is due on the maturity date of the loan, where the borrower pays the remaining principal and interest. Calculation formula:

9.1.2	The recipient shall, on the day before the repayment date and the interest payment date, fully deposit the current interest payable, principal and other payments due in the repayment account opened with the lender. The lender has the right to actively transfer the funds on the repayment date and the interest payment date, or require the recipient to cooperate in handling the relevant transfer procedures.

9.2	Repayment Account

The information of the repayment account is stipulated in the individual credit approval document.

9.3	Order of repayment of loans

otherwise agreed by both parties, in the event that the recipient simultaneously defaults on the principal and interest of the loan, the lender has the right to determine the order of repayment of the principal or interest; in the case of installment repayment, if there are multiple due and overdue loans under the relevant business application and other legal documents, the lender has the right to determine the settlement order of a certain repayment of the recipient; if there are multiple due loan agreements between the recipient and the lender, the lender has the right to determine the order of the agreements fulfilled by each repayment of the recipient.

Supervision of the funds recovery account

9.4	The recipient shall open a funds recovery account in its name as the account holder, and the funds recovery of the recipient shall be credited to this account. The recipient shall promptly provide the information on the inflow and outflow of funds in this account. The creditor has the right to require the recipient to explain the inflow and outflow of large and abnormal funds in the funds recovery account and supervise the account. The information of the recipient’s funds recovery account shall be stipulated in the individual credit granting document.

Early repayment

9.5	Unless If the recipient needs to repay the loan in advance, a written application shall be submitted to the lender fifteen working days in advance. After approval by the lender, the advance repayment procedures shall be handled. The lender has the right to determine the sequence of the amount of advance repayment for repaying the loan, and the interest already collected as originally agreed shall not be refunded. For partial early loan repayment, the repayment of principal and interest shall be re-determined based on the remaining principal from the date of partial loan repayment. If the lender agrees to the recipient’s early repayment, the standard of the penalty shall be stipulated in the individual credit document.

Article 10 Interest on advance payment (applicable to bank credit business)

10.1	Before the maturity of the bank credit business or due to the beneficiary’s prompt payment to the grantor, which causes the grantor to need to make an external payment, the grantee shall deposit a sufficient reserve payment or guarantee for the grantor’s external payment. The grantor also has the right to actively debit the grantee’s foreign currency or RMB account of the grantor as the reserve payment for external payment. If the external payment is made by the grantor due to the insufficiency of the reserve payment or guarantee, the grantee shall settle the above-mentioned advance payment. From the date of the advance payment, the grantor has the right to charge advance payment interest on the advance payment amount at an advance payment interest rate of 0.05% per day and collect compound interest on the advance payment interest rate stipulated in this paragraph.

Article 11 Guarantee

11.1	The recipient shall provide guarantees as required by the grantor. Regarding the specific guarantee methods, the grantor and the guarantor shall sign a separate guarantee contract.

11.2	Guarantee by Deposit

11.2.1	When actually conducting a certain individual credit business under this agreement, the creditor may, depending on the specific circumstances, collect part of the funds from the debtor as a guarantee. The debtor shall open a guarantee account with the creditor and deposit the guarantee required by the creditor into the guarantee account. The amount of the guarantee and the information of the guarantee account shall be stipulated in the individual credit document.

11.2.2	After the guarantee funds enter the guarantee account, they will be frozen and regarded as specific and transferred to the possession of the grantee. The grantee shall not request withdrawal until the guaranteed debt of the grantee guaranteed by the guarantee funds is fully settled. The funds in the guarantee account and the deposit interest generated therefrom shall be jointly regarded as the pledge guarantee provided by the grantee to the grantor under this agreement.

11.2.3	The guarantee scope of the aforementioned guarantee pledge of the deposit includes the principal of the guaranteed debt and the interest arising therefrom (containing possible fines, compound interest, debt interest during the period of delay in performance, etc. ) and expenses (including but not limited to liquidated damages, damages, notarization fees, legal fees and expenses paid by the credit granting party to realize the creditor’s rights) and so on.

11.2.4	If the recipient fails to settle the due debts under the main contract or debts declared to be due in advance, or violates any provisions of this agreement, the grantor has the right to directly deduct the guarantee in the above-mentioned guarantee account for settlement without notifying the recipient.

Article 12 Declaration and Commitment

12.1	The recipient’s declaration is as follows:

(1)	The recipient is lawfully registered and in legal existence, and has the full capacity for civil rights and acts necessary to enter into and perform this agreement;

(2)	The execution and performance of this Agreement are based on the true intention of the Trustee, who has obtained legal and valid authorization as required by its articles of association or other internal management documents, and will not violate any agreements, contracts and other legal documents that are binding on the Trustee; the Trustee has obtained or will obtain all relevant approvals, licenses, filings or registrations necessary for the execution and performance of this Agreement;

(3)	The transaction background of the beneficiary’s application for conducting business with the creditor is true and legal, and is not used for illegal purposes such as money laundering;

(4)	The recipient has not concealed from the grantor events that may affect its and the guarantor’s financial conditions and performance capabilities;

(5)	The trustee and any of its shareholders or affiliated companies are not involved in any liquidation, bankruptcy, reorganization, merger (being merged), division, reorganization, dissolution, capital reduction or similar legal proceedings, nor has any situation that may lead to such legal proceedings occurred;

(6)	The recipient is not involved in any economic, civil, criminal, administrative litigation proceedings or similar arbitration proceedings that may have a significant adverse impact on it, nor has any circumstance occurred that may lead it to be involved in such litigation proceedings or similar arbitration proceedings;

(7)	None of the significant assets of the trustee are subject to any compulsory enforcement, seizure, seizure, freezing, lien, supervision measures, etc.

Nor has any situation that might lead to the application of such measures occurred.

12.2 The recipient undertakes as follows:

(1)	Fulfill the responsibility of payment and settlement to the grantee in a timely manner;

(2)	Report its financial statements (including but not limited to annual reports, quarterly reports and monthly reports) and other relevant materials to the lender regularly or in a timely manner as required by the lender; the borrower shall ensure that it continuously meets the financial indicators required by the lender;

(3)	The loan project of the trustee and the borrowing matters under this agreement comply with the requirements of laws and regulations;

(4)	If the recipient has entered into or will enter into a counter guarantee agreement or similar agreement with the guarantor of this agreement regarding its guarantee obligations, such agreement will not prejudice the rights of the grantee under this agreement;

(5)	Accept the credit inspection and supervision of the creditor and provide sufficient assistance and cooperation; if the debtor makes the payment independently, it shall regularly summarize and report the payment and usage of the borrowed funds as required by the creditor;

(6)	If circumstances that may affect the financial condition and performance ability of the recipient or guarantor occur, including but not limited to mergers, divisions, capital reduction, equity transfer, foreign investment, substantial increase in debt financing, major transfer of assets and creditor’s rights, and other matters that may have an adverse impact on the recipient’s debt-paying ability, the consent of the lender must be obtained in advance;

(7)	In the event of the following circumstances, the trustee shall promptly notify the trustor:

a.	Changes in the articles of association, business scope, registered capital and legal representative of the recipient or guarantor company;

b.	Undertake any form of joint venture, foreign equity joint venture, cooperation, contractual operation, reorganization, restructuring, planned listing, or any other changes in business methods;

c.	Involvement in major litigation or arbitration cases, or the seizure, seizure or supervision of property or collateral, or the establishment of new guarantees on the collateral;

d.	Suspension of business, dissolution, liquidation, suspension for rectification, revocation, revocation of business license, application for bankruptcy, etc.

e.	Shareholders, directors and current senior management personnel are suspected of being involved in major cases or economic disputes;

f.	The trustee has a default event under other contracts;

g.	There are situations such as operational difficulties and deterioration of financial conditions.

(4)	All the documents, financial statements, vouchers and other materials provided by the trustee to the grantor under this agreement are true, complete, accurate and valid;

(9)	The lender has the right to recover the loan in advance based on the fund recovery situation of the borrower;

(10)	When the export rebate pledge loan business occurs under this agreement, the grantor has the right to immediately deduct the export rebate funds after they enter the export rebate pledge account to settle the export rebate pledge loan debts under this agreement;

(11)	For matters not stipulated in this agreement and the individual credit granting documents, they shall be handled in accordance with the relevant provisions of the credit grantor and business practice.

Article 13 Disclosure of intra-group related transactions of the trustee’s group

13.1	If the recipient is an affiliated customer determined by the creditor in accordance with the “Risk Management Guidelines for Crediting Business of Group Customers of Commercial Banks”, the recipient shall promptly report to the creditor the situation of affiliated transactions exceeding 10% of the net assets, including the affiliated relationship of the parties involved in the transaction, the transaction items and nature, the amount of the transaction or the corresponding proportion, and the pricing policy (including transactions without an amount or only a symbolic amount).

13.2	In any of the following circumstances of the recipient, the grantor has the right to unilaterally decide to suspend the credit granted to the recipient that has not been used and recover part of it in advance.

Either all the credit lines that have been used but not settled, or a 100% guarantee is required: Utilizing false contracts with related parties to discount or pledge creditor’s rights such as notes receivable and accounts receivable with a large real trade background at the bank to obtain bank funds or credit lines; In cases of major mergers, acquisitions and reorganizations, if the lender believes it may affect the loan security; Intending to evade bank creditor’s rights through related transactions; Other circumstances as stipulated in Article 18 of the “Risk Management Guidelines for Group Customer Credit Business of Commercial Banks”.

Article 14 Breach of Contract Clauses and Handling

14.1	Any of the following matters shall constitute or be regarded as a default event of the Trustee under this Agreement:

(1)	The recipient fails to perform the obligation of payment and settlement to the grantor as stipulated in this agreement;

(2)	The trustee fails to disburse the borrowed funds in the agreed manner as stipulated in this agreement or fails to use the obtained funds for the purposes stipulated in this agreement;

(3)	The statements made by the trustee in this agreement are untrue or violate the commitments made by the trustee in this agreement;

(4)	In the event of a situation as stipulated in Clause 12. 2. 6 of this Agreement, if the lender believes that it may affect the financial condition and performance ability of the borrower or the guarantor, and the borrower fails to provide new guarantees or replace the guarantor as required by the lender;

(5)	The credit status of the recipient declines, or the recipient’s financial indicators such as profitability, solvency, operating capacity and cash flow deteriorate, exceeding the indicator constraints or other financial agreements stipulated in this agreement;

(6)	The grantee and its affiliated persons default under the agreements with the grantor or other institutions of Xiamen Bank Co., Ltd.; the grantee and its affiliated persons default under the agreements with other financial institutions;

(7)	The guarantor violates the terms of the guarantee contract or incurs a default event under other contracts with the grantee or other institutions of Xiamen Bank Co., Ltd.

(4)	The collateral is lost, damaged or its value is reduced for various reasons (including but not limited to demolition, expropriation, natural disasters, accidents, market changes, etc.), and the trustee fails to provide new collateral as required by the grantor or does not repay the loan amount equivalent to the depreciated value of the collateral in advance;

(9)	The trustee suspends business or undergoes dissolution, revocation or bankruptcy;

(10)	Where the recipient is involved or may be involved in major economic disputes, lawsuits, arbitrations, or its assets have been seized, detained or enforced, or it has been filed for investigation and handling or punished measures have been taken by judicial authorities or administrative authorities such as tax and industry and commerce authorities in accordance with the law, which has or may affect the performance of its obligations under this agreement;

(11)	Where abnormal changes, disappearance, or being investigated or restricted in personal freedom by judicial authorities of the main investors of the trustee as individuals or key management personnel have occurred or may affect the performance of their obligations under this agreement;

(12)	When the creditor reviews the financial situation and performance ability of the debtor, it discovers that there are circumstances that may affect the financial situation and performance ability of the debtor or the guarantor;

(13)	Where there are large and abnormal inflows and outflows of funds to and from the designated fund recovery account and the beneficiary fails to provide the explanatory materials recognized by the lender;

(14)	According to the reasonable judgment of the lender, other events that may materially damage the lender’s rights and interests under a single credit business and have a materially adverse impact on the continued performance of the business have occurred. Such circumstances include but are not limited to: significant adverse changes in the market (exchange rate, interest rate, industry, and related derivatives market, etc.), policies and regulations (currency, finance, industry, regional development, etc.), political situations in other countries, financial situation, and other force majeure events related to the performance of a single business or the borrower’s operation; significant adverse changes in the performance ability of other parties involved in the performance of a single business.

14.2	When the default event as prescribed in the preceding paragraph occurs, the lender has the right to take one or more of the following measures as the specific circumstances may be:

(1)	Require the trustee or guarantor to correct its defaulting act within a prescribed time limit;

(2)	Declare that all or part of the principal and interest of the borrowings and other payable items of the borrowing financing business under this agreement shall become due immediately;

(3)	Regardless of whether the performance conditions of the bank credit business under this agreement have expired or been fulfilled, the trustee shall be required in advance to deposit the full amount of the guarantee money as requested by the grantor;

(4)	Terminate or rescind this agreement, and all or partially terminate or rescind other contracts between the trustee and the grantor;

(5)	Require the trustee to compensate for the losses caused to the trustor due to its breach of contract;

(6)	The funds in the accounts of the trustee opened with the grantor and other institutions of Xiamen Bank Co., Ltd. (including but not limited to current deposits, fixed deposits, structured deposits, certificates of deposit, wealth management funds, etc., the same below) shall be deducted to settle all or part of the debts of the trustee to the grantor under this agreement, without the need to notify the trustee in advance. The undue funds in the account shall be regarded as matured, and the resulting losses shall be borne by the trustee. If the currency of the account is different from the denomination currency of the credit business, it shall be converted according to the applicable foreign exchange rate of the grantor at the time of deduction, and the exchange rate risk shall be borne by the trustee;

(7)	Require the trustee to provide new guarantees and/or replace the guarantor;

(4)	Exercise the right of lien;

(9)	Require the guarantor to undertake the guarantee liability;

(10)	Charge the beneficiary penalty interest, advance interest and compound interest as stipulated in this agreement;

(11)	Other measures that the lender deems necessary and possible.

14.3	If this Agreement contains multiple trustees, when any trustee fails to perform the obligations stipulated under this Agreement or occurs the default circumstances stipulated in this Agreement, the grantor has the right to take any default relief measures stipulated by law or the Agreement against all trustees.

Article 15 Reservation of Rights

15.1	If one party fails to exercise part or all of the rights under this agreement, or fails to require the other party to perform or undertake part or all of the obligations or responsibilities, it shall not constitute a waiver of such rights by that party or an exemption from such obligations or responsibilities.

15.2	Any tolerance, extension or delay by one party in exercising its rights under this Agreement shall not affect any rights it enjoys under this Agreement and laws and regulations, nor shall it be regarded as a waiver of such rights.

Article 16 Effectiveness, Amendment and Termination of the Agreement

16.1	This agreement shall come into effect as of the date when it is signed by the legal representatives (persons in charge) of both parties or their authorized agents or the seals of both parties are affixed.

16.2	This Agreement may be changed or modified in writing upon mutual consent of both parties. Any change or modification shall form an integral part of this Agreement.

16.	3 Unless otherwise stipulated by laws and regulations or agreed by the parties, this agreement shall not be terminated before all the rights and obligations under it have been fulfilled.

16.4	If the grantor is unable to perform the agreement or fail to perform as agreed due to changes in laws, regulations, regulatory provisions or requirements of the regulatory authorities, the grantor has the right to terminate or modify the performance of this agreement in accordance with the changes in laws, regulations, regulatory provisions or requirements of the regulatory authorities. If the termination or modification of the agreement due to such reasons causes the grantor to be unable to perform or fail to perform as agreed, the grantor shall be exempted from liability.

Article 17 Application of Laws and Dispute Resolution

17.1	This Agreement shall be governed by the laws of the People’s Republic of China (excluding the Hong Kong and Macao Special Administrative Regions and Taiwan region).

17.2	The dispute jurisdiction institution and settlement method shall be subject to the provisions of Article 26 of this Agreement. During the dispute period, both parties shall continue to perform the terms not involved in the dispute.

17.3	The litigation fees (or arbitration fees), reasonable attorneys’ fees and other expenses (including but not limited to property preservation fees, expenses for safeguarding the guarantee, appraisal fees, travel expenses, notarization and certification fees, translation fees, valuation and auction fees, enforcement fees, etc.) incurred due to disputes shall be borne by the defaulting party. Any expenses incurred due to raising objections, administrative reconsideration, reporting, criminal reporting or any relief measures to the competent authorities due to disputes shall be borne by the defaulting party.

Article 18 Other Agreements

18.1	The valid evidence of the creditor’s rights under this agreement shall be subject to the accounting vouchers issued and recorded by the creditor in accordance with its own business regulations.

18.2	Unless otherwise stipulated in other terms of this Agreement or the supplementary agreement signed between the Creditor and the Creditee, the Creditor and the Creditee confirm the following regarding the transfer of the Creditor’s creditor’s rights under this Agreement: The Creditee agrees that the Creditor has the right to unilaterally decide to transfer all or part of the creditor’s rights under this Agreement to any third party; the Creditor’s notice of the transfer of creditor’s rights to the Creditee shall take effect on the Creditee as of the date of issuance; the Creditee hereby irrevocably undertakes to agree that the Creditor has the right to unilaterally accept the entrustment of the creditor’s rights transferee to continue to manage the creditor’s rights against the Creditee and the corresponding guarantee rights. The management items include but are not limited to representing the Creditor to directly transfer funds from the Creditee and the guarantor’s accounts to the Creditor’s designated repayment account and other accounts for the payment of the amounts payable under this Agreement, representing the Creditor to urge collection, file lawsuits and take preservation measures on behalf of the Creditor and the guarantor for this creditor’s rights, etc. If the Creditor directly transfers the amounts payable, the Creditee agrees that the Creditor has the right to directly transfer funds from the Creditee and the guarantor’s accounts in the Creditor’s designated repayment account and other accounts for the payment of the due principal, interest and other amounts payable by the Creditee and the guarantor, without the need to notify the Creditee and the guarantor.

18.3	Without the written consent of the grantor, the grantee shall not transfer any rights or obligations under this agreement to a third party.

18.4	If the grantor needs to entrust other institutions of Xiamen Bank Co., Ltd. to perform the rights and obligations under this agreement due to business requirements, or transfer the business under this agreement to other institutions of Xiamen Bank Co., Ltd. for undertaking and management, the grantee hereby gives its approval. The other institutions of Xiamen Bank Co., Ltd. authorized by the grantor, or the other institutions of Xiamen Bank Co., Ltd. undertaking the business under this agreement, have the right to exercise all rights under this agreement and have the right to apply for arbitration in the name of the institution to the arbitration committee agreed upon in this agreement for disputes under this agreement, file lawsuits with the competent court where the institution is located, or apply for compulsory enforcement.

18.5	Except for the expenses that should be borne by the grantor as clearly stipulated by laws and regulations, any other expenses under this agreement shall be borne by the grantee.

18.6	Without affecting other provisions of this Agreement, this Agreement shall be legally binding on both parties and their respective successors and assigns arising therefrom in accordance with the law.

18.7	If a certain clause of this Agreement or part of a certain clause is or becomes invalid now or in the future, such invalid clause or invalid part shall not affect the validity of this Agreement and other clauses of this Agreement or other contents of that clause.

18.8	The creditor has the right to provide the information related to this agreement and other relevant information of the debtor to the credit reporting system of the People’s Bank of China and other lawfully established credit information databases for inquiry and use by institutions or individuals with appropriate qualifications in accordance with relevant laws, regulations and regulatory provisions. The creditor also has the right to inquire about the relevant information of the debtor through the credit reporting system of the People’s Bank of China and other lawfully established credit information databases for the purpose of entering into and performing this agreement.

18.9	The recipient agrees that the creditor may entrust the third party to handle the ancillary business related to this agreement (including but not limited to the creditor’s system development and maintenance, printing and mailing of related vouchers such as bills, collection of overdue debts, property assessment, and other operation items permitted to be entrusted to outsiders as allowed by laws and regulations) in accordance with the provisions of laws and regulations, and the recipient agrees that the creditor will handle the recipient’s relevant information under this agreement,

The materials are submitted to the aforementioned third party for handling the entrusted matters.

18.10	When the lender deems it necessary, the borrower shall complete the notarization of this agreement. Such notarization shall have the effect of compulsory enforcement, and the borrower undertakes to accept compulsory enforcement in accordance with the law when the borrower fails to perform or incompletely performs the obligations.

18.11	If there is any inconsistency between the provisions of the special terms for the credit business in the second part of this agreement and the general terms in the first part, the provisions of the second part shall prevail.

Part Two Special Clauses for Partial Credit Business

Article 19 Special Clauses for Fixed Asset Loan Business

19.1	In addition to meeting the preconditions stipulated in Article 6 of this Agreement, the recipient applying for a fixed asset loan must also meet the following conditions:

(1)	The recipient has submitted the project feasibility study report, the project approval document and other approval documents that must be lawfully obtained to the grantor.

(2)	The recipient has submitted the currently valid business license, company articles of association and the recent financial statements as of the drawdown date to the grantor.

(3)	The capital funds in the same proportion as the proposed loan to be issued have been fully in place, and the actual progress of the project matches the invested amount.

(4)	For a single payment amount exceeding 5% of the total investment of the project, or exceeding RMB 5 million (inclusive, or equivalent foreign currency), the lender has the right to require the borrower to provide a written document signed by three third-party institutions such as supervision, assessment, and quality inspection to confirm the project progress and quality.

Article 20 Special Clauses for Bank Acceptance Bill Business

20.1	Contents of Bank Acceptance Bills

(1)	The content of the bank acceptance bill under the single credit business shall be stipulated in the single credit document.

(2)	The acceptance agreement number in the individual credit granting document refers to the “acceptance agreement number” recorded on the face of the bank acceptance bill issued by the credit grantor, which is not the same as the “number” content of the individual credit granting document.

20.2	Before applying for a bank acceptance bill, the payee shall, in addition to meeting the preconditions stipulated in Article 6 of this Agreement, also meet the following conditions:

(1)	The recipient has provided the original and copy of the transaction contract verified by the grantor and the relevant trade background transaction materials;

(2)	The recipient has provided the guarantee pledge as required by the individual credit granting document;

(3)	The recipient has paid the exposure management fee in a lump sum as stipulated by the grantor.

(4)	Other conditions that the lender deems the borrower should meet.

20.3	Rate and Penalty Interest

(1)	When the recipient applies to the grantor for acceptance of the bill of exchange, it shall pay the grantor a handling fee equivalent to five thousandths of the face amount of the bill.

(2)	When the recipient applies to the grantor for acceptance of bills, it shall pay the grantor the exposure management fee as stipulated by the grantor. The exposure management fee is calculated based on the difference between the amount of the individual application for acceptance and the guarantee and the amount of the deposit of the bank certificate pledged. The exposure management fee rate is agreed upon in the individual credit document, and the recipient shall pay it in full before acceptance.

(3)	If the recipient fails to fully replenish the payment when the bank acceptance bill expires, regardless of whether the holder prompts for payment or not, it will result in the grantor’s bank acceptance bill advance. This advance occupies the grantor’s credit funds, and the date of the bank acceptance bill advance is the day after the maturity date stated on the bank acceptance bill.

Article 21 Special Clauses for Guarantee Business

21.1	Opening of the Letter of Guarantee and Collection of Handling Fees

(1)	If the grantor accepts the application of the grantee and opens a guarantee or provides other forms of bank guarantee as required by the grantee, the details of opening the guarantee or providing other forms of bank guarantee shall be subject to the agreement in the guarantee or other bank guarantee document issued by the grantor. For details of the content of this document, please refer to the “Sample of Guarantee Document” in the annex of the individual credit grant document.

(2)	The recipient will pay the handling fee for opening the guarantee letter to the grantor on time. The basis, standard and method for calculating this fee shall be implemented in accordance with the relevant provisions of the grantor. The specific amount and method of payment of the handling fee shall be stipulated in the individual credit document. For the expenses that cannot be foreseen when signing the individual credit document and occur after opening the guarantee letter and should be borne by the recipient, the recipient will pay to the grantor in the amount and method as required by the grantor.

21.2	Amendment of the Contents of the Guarantee

(1)	If the beneficiary needs to modify the guarantee, it shall submit a written application (using the format provided by the lender to the beneficiary) to the lender.

(2)	When the modification of the guarantee letter involves the amount, currency, interest rate, term or other terms that the lender deems necessary to increase the guarantee, the lender has the right to require the borrower to increase the guarantee deposit, and/or require the borrower to obtain the signature consent of the counter guarantor on the written application, and/or provide other guarantees. Otherwise, the lender has the right to reject the borrower’s modification application.

(3)	If the beneficiary needs to modify the relevant text of the guarantee letter, it shall pay the guarantor a one-time modification fee of RMB 300 for the guarantee letter.

(4)	The modification of the guarantee does not change the other rights and obligations of the beneficiary in the individual credit granting document.

21.3	Foreign payment and interest

The recipient agrees that when a claim arises in the guarantee business under the individual credit granting document and the beneficiary’s claim document is reviewed and approved by the credit grantor to be in line with the guarantee agreement, the credit grantor has the right to make the payment directly without seeking the consent of the recipient.

21.4	Supplementary Commitment of the Recipient

(1)	Any commitment made by the grantor in the relevant text of the guarantee letter, any restriction on the rights, any expense incurred, etc. are made at the request of the grantee. Any loss suffered by the grantor as a result shall be borne by the grantee. The grantor has the right to directly deduct from the account opened by the grantee with Xiamen Bank Co., Ltd. for settlement without prior notice to the grantee.

(2)	If the guarantee letter is entrusted to other banks for transfer/forwarding, the beneficiary agrees to undertake all risks and responsibilities of the guarantor to the transfer/forwarding bank under the transfer/forwarding of the guarantee letter;

(3)	For any circumstances that affect the guarantor’s guarantee liability, such as the execution and termination of the underlying contract and underlying transaction on which the guarantee is based, the recipient shall immediately notify the guarantor;

(4)	Without the written consent of the grantor, the grantee shall not modify the content of the underlying contract on which the guarantee is issued.

(5)	The recipient shall cooperate with the grantor in handling the relevant formalities during the performance of the external guarantee.

(6)	The risk that the correspondence, documents and other communications under the guarantee business are lost, delayed, erroneous, damaged, etc. during postal delivery, telecommunication transmission or other transmission processes, and the risk arising from the use of third-party services by the grantor shall be borne by the grantee.

21.5	Supplementary Agreement on Opening Letter of Guarantee

The grantor shall not be liable for any dispute arising from the underlying contract involved in the handling of the document or certificate. The grantor shall not be liable for the authenticity of the document or certificate and the delay or loss during the mailing process when handling the document or certificate.

Part Three Special Clauses

(When there are options in the following special terms, a “in the box indicates application, and a” “×” indicates non-application) Article 22 Credit Line Amount, Maximum Creditor’s Rights Amount

22.1	The credit limit (principal) provided by the creditor to the debtor under this agreement is: Currency: RMB yuan ___________________________________________

Amount: (In capital letters) Four million yuan in full.

22.2	The maximum amount of creditor’s rights under this agreement refers to all creditor’s rights including the principal, interest, compound interest, penalty interest, liquidated damages, interest on debts during the period of delay in performance, relevant losses caused by exchange rate fluctuations, other amounts to be paid by the recipient (including but not limited to relevant handling fees, telecommunication fees, charges and other expenses), expenses for realizing creditor’s rights or realizing the rights of security (including but not limited to collection expenses, litigation or arbitration fees, expenses for safeguarding the security, preservation fees, enforcement fees, announcement fees, valuation fees, auction fees, taxes, transfer fees, attorney fees, travel expenses, notarization fees and other expenses), which are:

Currency: _______________________________

Amount: (In capital letters)_________________________________

Article 23 The term of use of the credit line

The term of use of the credit line determined by this agreement is from June 20, 2023 to June 20, 2026.

Article 24 Annual Review of Credit Line

Whether the credit limit under this agreement requires annual review:

The credit line is subject to annual review every year. During the annual review of the credit line, the lender has the right to re-examine the borrower’s production and operation, financial situation, credit status, performance ability, guarantee conditions, etc. After the annual review is passed, the borrower can continue to apply to the lender for individual credit business applications under the credit line.

Yes or no?

Article 25 Joint Liability (Applicable when the addressee is two or more parties)

Whether all the trustees under this agreement undertake all debts arising under this agreement in the form of joint liabilities: Yes;

Yes or no?

Article 26 Any dispute arising from or related to this agreement shall be settled through consultation between the two parties; if the consultation fails to reach an agreement, both parties shall be the same.

It is intended to be solved in the following way:

The district filed a lawsuit with the people’s court where the creditor is located.

The dispute shall be submitted to the arbitration committee for arbitration in accordance with the arbitration rules effective at the time of submitting the arbitration application. The place of arbitration shall be the location of the lender. The arbitration award shall be final and binding on both parties. When submitting for arbitration, both parties agree to have the case heard by the summary procedure.

Article 27 Service Agreement

27.1	The notices, letters, data messages, etc. sent to the recipient under this agreement shall be sent to the following address, contact person and/or electronic communication terminal. If the recipient changes its name, address, contact person or communication terminal, it shall promptly notify the creditor in writing within three days after the change. The delivery before the creditor actually receives the change notice shall still be valid. Electronic delivery has the same legal effect as written delivery.

Recipient Contact Person: MenK Share LimitedContact Number: 0592-5968189Contact Address: No. 5, Mucuo Road, Huli District, Xiamen CityPostal Code: 361000Recipient (M Consent, Disagree) Accepts Electronic Service, Electronic Terminal Information as follows:

Mobile phone/Text message: /Fax:

WeChat ID:

Email: afc@cpop.cn

Recipient’s Contact Person: Huang Zhuolin (Identity Card Number: 362201197808210813)Contact Telephone: 13599518650Contact Address: Unit 836, No. 5, Mulu, Huli District, Xiamen CityPostal Code: 361000

The addressee (M agrees but the district does not) accepts electronic delivery. The electronic terminal information is as follows:

Mobile phone/Text message: 13599518650 Fax:

WeChat ID: _ - Email: afc@cpop.cn

Recipient’s Contact Person: Wei Lia (Identity Card Number: 452501198004267446), Home Telephone: _ 13599518650

Contact Address: Unit 836, No. 5, Mulu, Huli District, Xiamen City Postcode: 361000

The addressee (Mi Yiyong) agrees to accept electronic delivery. The electronic terminal information is as follows:

Mobile phone/Text message:	13599518650 Fax:
WeChat ID:	Email: afc@cpop.cn

If there are more than two trustees of this agreement and the delivery address, contact person and/or electronic communication terminal are inconsistent, it can be “

He agrees that the corresponding delivery address, contact person and/or electronic communication terminals

27.2	The address, contact person and/or electronic communication terminal agreed upon in the previous article shall also be the delivery address for all relevant documents (including but not limited to all communications, compulsory enforcement of notarization, transfer of creditor’s rights, first instance, second instance, retrial, enforcement proceedings, application for payment order, special procedure for realizing the right of lien, arbitration proceedings, etc.) related to the recipient’s work communication, document exchange, notary office and dispute resolution by the people’s court and/or arbitration institution. If sent by express delivery or registered letter, it shall be deemed delivered from the third day after the letter is delivered to the post office. If sent by SMS/fax/WeChat/email, it shall be deemed delivered when the content of the aforementioned electronic file is accurately copied and filled into the electronic terminal information by the sender and enters the recipient’s data electronic receiving system without being returned by the system.

27.3	The terms of service of this Agreement and the terms of dispute resolution are independent terms and shall not be affected by changes in the validity of the Agreement as a whole or other terms.

Article 28 Other Agreements

I.	Incidents of Breach of Contract by the Sender and Handling

1.1	If the recipient of the entrusted person violates the provisions of laws and regulations, both parties shall handle the information. The recipient has the right to raise objections and request the entrusted person to take corrective and remedial measures in a timely manner.

1.2	If the recipient discovers that the staff of the trustee has violated the law and illegally collected fees, they have the right to call the customer service hotline of the trustee at 400-858-8888.

Increase political hidden debts and handle them

The recipient shall not violate the agreement and increase the implicit debt of the local government. Once it is found that the recipient violates the agreement and increases the implicit debt of the local government, the lender has the right to take the following measures: (1) Unilaterally terminate the financing provided to the recipient and declare that all or part of the financing business under this agreement shall immediately mature; (2) Terminate the disbursement of the financing contract that has been signed; (3) Report the relevant situation to the relevant regulatory authorities in a timely manner.

III. H Gold Fixing

3.1	Penalty for Early Repayment

If the applicant applies for withdrawal when the applicant complies with the classification criteria of micro and small enterprises as identified by the relevant laws and regulations of the bank, the applicant shall apply to the bank for providing relevant supporting materials. After approval by the bank, the advance repayment penalty shall be waived.

3.2	Bank Underwriting Exposure Management Fee

Since November 26, 2021, if the recipient complies with the classification standards of micro and small enterprises as identified by the current effective laws and regulations when handling the business of opening bank acceptance bills, the lender will waive the exposure management fee.

3.3	Mortgage Appraisal Fee

3.3.1	The grantor is located in the E position of the E area of the E line of the EE price. If the goods under this agreement are evaluated by the line, the valuation fee shall be borne by the grantor.

3.3.2	If the line Ei cannot be used, “st as if the actual E, the product fee E is offset by the i report 1 period after (including) the above- mentioned date when the micro and small enterprise submitted the application for bank loan 1”, the assessment fee shall be borne by the lender. If the state and regulatory authorities have updated requirements, the latest regulatory requirements shall be implemented.

3.3.3	If the entrusted party (guarantor) is entrusted to conduct the assessment but complies with Article 3. 3.2 and the cost is borne by the creditor, the entrusted party (guarantor) may apply for expense reimbursement from the creditor with the invoice.

3.3.4	Unnecessary online H 3. 3. 2, H fH Expenses shall be borne by the sender (payer).

3.4	Insurance Premium

3.4.1	Property Insurance of the Mortgage

(1)	Where the grantor is the first beneficiary (or claimant) of the title property insurance, the insurance premium shall be jointly borne by the grantor and the grantee (mortgagor) in a ratio of 2:8.

(2)	Where the insured (person) is the first beneficiary (or claimant) of the property insurance, the insurance premium shall be paid by Borne by the recipient (mortgagor).

3.4.2	Where the grantor is the first beneficiary of the accident insurance of the grantee, the insurance premium shall be borne by the grantor.

3.4.3	If the recipient agrees to purchase E Insurance in accordance with the requirements of the correspondent’s relevant system, the insurance premium shall be borne by the recipient.

3.4.4	Agreement on Other Insurance Types

3.5	Notary fee

For the financing business of micro and small enterprises that are required to handle compulsory enforcement notarization in accordance with the relevant human- related systems, the notarization fees shall be shared by both parties.

Bear, the grantor bears/%. If the grantee arranges for compulsory enforcement notarization by itself, the grantee may request the grantor to share the expenses for reimbursement by sending an email.

3.6	Guarantee modification fee

If the addressee needs to modify the relevant text of the guarantee letter, the standard of guarantee letter modification fees and payment shall be stipulated in the individual credit document.

3.7	Handling fee for bank acceptance bills

When the recipient applies to the grantor for acceptance of the bill of exchange, the handling fee, its standard and payment shall be stipulated in the individual credit document.

3.8	Other fee agreements

IV. Supplementary Provisions

4.1	For house purchase with credit funds, if it is found that the credit funds H are used in the real estate field, the lender has the right to terminate the contract, withdraw the credit funds and pursue the corresponding legal responsibilities.

4.2	The addressee E shall understand: (1) The addressee understands the policies of the additive credit fund regarding the additive credit objects and approves that the additive credit fund has played an additive credit role in financing by reducing the loan conditions or increasing the financing amount, and voluntarily applies for the additive credit financing services of the additive credit fund; (2) The addressee understands the charging principles and standards of the additive credit fund and voluntarily pays the additive credit service fee of the additive credit fund, and approves that the additive credit service of the additive credit fund ends after the approved additive credit financing amount is obtained; (3) If the credit line under the main contract of the additive credit fund is overdue, regardless of whether the credit provider receives risk compensation from the additive credit fund or not, it will not affect the credit provider’s right to recover all debts under the main contract from the additive credit object, co-borrower, and guarantor. The additive credit object, co-borrower, and guarantor shall not claim to reduce or waive the debts under the main contract on the grounds that the credit provider has received risk compensation from the additive credit fund.

Article 29 Text of the Agreement

This agreement is made in triplicate and has the same legal effect.

There is no Russian text below this page.

[This page contains no text and is the signature page of the “Credit Line Agreement of Xiamen Bank Co., Ltd.”]

The recipient confirms that the recipient has carefully read all the terms and conditions of this agreement. The relevant person of the grantor has reminded the recipient that before signing this agreement, the recipient can request the relevant person of the grantor to provide full explanations and clarifications on any terms, and the relevant person of the grantor has provided full explanations and clarifications on the questions and information raised by the recipient regarding the relevant terms. The recipient now fully understands the meaning of all the terms and conditions of this agreement. Therefore, after careful consideration, the recipient agrees to accept all the terms and conditions.

This agreement is signed by the following parties on June 20, 2023.